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CONTACTS:
Phil Harmon                                              Citigate Sard Verbinnen
Brunswick Technologies Inc.                              David Reno/Andrew Cole
(207) 729-7792                                           (212) 687-8080

               BRUNSWICK TECHNOLOGIES ENGAGES MCDONALD INVESTMENTS
                              AS FINANCIAL ADVISOR

     BRUNSWICK, ME, APRIL 28, 2000 - Brunswick Technologies Inc. (Nasdaq: BTIC) ("BTI"), a leading manufacturer and innovative developer of composite reinforcements, today announced it has engaged McDonald Investments Inc., a full service investment firm based in Cleveland, Ohio, as its financial advisor. McDonald Investments will assist the BTI Board of Directors in its evaluation of the unsolicited offer to acquire BTI by Compaigne de Saint-Gobain's wholly owned subsidiary CertainTeed Corporation. BTI has advised shareholders not to respond to the CertainTeed offer and that BTI's Board of Directors will provide its recommendation on the offer to shareholders prior to May 4, 2000.

     Examples of products manufactured with BTI engineered reinforcements include: ballistic armor, boats, snowboards, railcars, truck panels, wind blades, airframe structures, automotive parts, marine pilings, bridges, and offshore oil and gas production equipment. BTI has manufacturing facilities in the Maine, Texas and the UK.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Matters discussed in this news release, including any discussion of or impact, expressed or implied, on the Company's anticipated revenue growth, operating results and future earnings per share contain forward-looking statements (identified by the words "expect", "estimate", "project", "plans", "believe", and similar expressions) that involve known and unknown risks and uncertainties. For these statements the company claims the protection of the safe harbor of the private Securities Litigation Reform Act of 1995. The company's results may differ significantly from the results indicated by such forward-looking statements. The Company's future results are dependent upon general economic conditions, the availability of supplies of fiberglass, the ability to expand new and existing markets, competition from competing product lines from both fiberglass and non-fiberglass suppliers, the ability to manage growth in inventory, the stability of its customers' capital spending plans and the ability of the company to obtain necessary capital from time to time. These and other risks are detailed from time to time in the Company's SEC reports, including Form 10K for the year ended December 31, 1999.

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